SJW CORP.


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                   Notice of Annual Meeting of Shareholders
                                 April 29, 2003
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To The Shareholders:


     The annual meeting of the shareholders of SJW Corp. (the "Corporation") will be held on Tuesday, April 29, 2003 at 10 o'clock in the morning at the offices of the Corporation, 374 West Santa Clara Street, San Jose, California 95113, for the following purposes:


       1. To elect a Board of Directors of the Corporation to serve for the ensuing year;

       2. To consider and act upon a proposal to ratify the selection of KPMG LLP as independent auditors of the Corporation for 2003;

       3. To consider and act upon a proposal to amend the Long-Term Incentive Plan; and

       4. To transact such other business as may properly come before the meeting or any adjournment of the meeting.


     The Board of Directors' nominees for directors are set forth in the enclosed proxy statement.

     The close of business on Monday, March 17, 2003 has been fixed as the record date for the determination of shareholders entitled to vote at the annual meeting. The Corporation's Annual Report (including financial statements) for the year ended December 31, 2002 is being distributed along with the Proxy Statement.

     If you are unable to be present, please mark, date and sign the enclosed proxy card and return it in the enclosed envelope.


                                          BY ORDER OF THE
                                          BOARD OF DIRECTORS


                                          ROBERT A. LOEHR, Secretary


San Jose, California
March 17, 2003

                             2003 Proxy Statement


                                   SJW CORP.

Purpose of a Proxy

     The shares of stock you own in SJW Corp. (the "Corporation") entitle you to vote on certain matters important to the Corporation. When shareholders are unable to attend the annual meeting in person, they may vote by the proxy process. A proxy is, in effect, a special power of attorney to vote your shares in your absence. This Proxy Statement explains the process. The separate proxy card contains a ballot for your use and signature. Only shareholders who are owners of stock on the record books of the Corporation at the close of business on March 17, 2003 are entitled to vote either in person or by proxy.


Solicitation of Your Proxy

     The enclosed proxy is solicited from you on behalf of the Board of Directors of the Corporation for use at the annual meeting of shareholders. The annual meeting is to be held on April 29, 2003 at 10 o'clock in the morning at the offices of the Corporation, 374 West Santa Clara Street, San Jose, California 95113. Your proxy will also be valid and remain in effect for any adjournments or postponements of the 2003 annual meeting, should there be any.

     The Board of Directors asks for your proxy for the following purposes:

       1. To elect a Board of Directors of the Corporation to serve for the ensuing year;

       2. To ratify the selection of KPMG LLP as independent auditors of the Corporation for 2003;

       3. To consider and act upon a proposal to amend the Long-Term Incentive Plan; and

       4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     This proxy statement and accompanying proxy card were mailed on or about March 17, 2003 to all shareholders entitled to vote.


You Can Revoke Your Proxy

     Any shareholder giving a proxy has the power to revoke the proxy at any time before it is voted. You may revoke your proxy by attending the meeting and voting in person. You may also revoke your proxy by filing a written revocation with the Corporation or by presenting at the meeting a properly signed proxy bearing a later date.

Voting Procedures for the Annual Meeting

     As of the close of business on March 17, 2003 the Corporation had 3,045,147 common shares of issued and outstanding voting securities. Each common share is entitled to 1 vote.

     Every shareholder, or his or her proxy or the persons named in the enclosed proxy card, may cumulate his or her votes and give one candidate a number of


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

votes equal to the number of directors to be elected. Alternately, he or she may distribute his or her votes on the same principle among as many candidates as he or she thinks fit. No shareholder or proxy, however, shall be entitled to cumulate votes unless (1) such candidate(s) has been placed in nomination prior to the voting and (2) the shareholder has given notice at the meeting prior to any voting that the shareholder intends to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. The Board of Directors seeks, by your proxy, the discretionary authority to cumulate votes in the event that any shareholder invokes cumulative voting. The ten nominees receiving the highest number of votes will be elected directors.


Quorums and Votes Required

     A majority of the Corporation's common shares, whether present in person or represented by proxy, shall constitute a quorum for purposes of the annual meeting. Abstentions and broker non-votes are each included in the number of shares present for quorum purposes.

     The ten director nominees receiving the highest number of affirmative votes will be elected. The ratification of the selection of independent auditors (Item 2 on the Proxy Card) and the amendment to the Long-Term
Incentive Plan (Item 3 on the Proxy Card) require the affirmative vote of a majority of the shares present in person or represented by proxy and voting at the annual meeting, provided that the affirmative vote must equal at least a majority of the votes required to constitute a quorum. Abstentions, which may be specified on all proposals other than the election of directors, and broker non-votes are counted as entitled to vote and accordingly will have the same effect as negative votes.

     The shares represented by proxies will be voted in accordance with the directions given by the shareholders on the proxy. All shares represented by duly executed proxies will be voted "FOR" the election as directors of each of the nominees named below unless the proxy is marked to indicate that such authority is withheld. Though not anticipated, in the event any nominee should be unavailable to serve as a director, it is the intention of the persons named on the enclosed proxy to vote "FOR" the election of such other person or persons as the Board of Directors may designate as a nominee.

     With respect to the ratification of the selection of the independent auditors and the amendment to the Long-Term Incentive Plan, all shares represented by duly executed proxies will be voted "FOR" the proposals if no choice is indicated on the proxy. The Board of Directors of the Corporation respectfully solicits your proxy. The Corporation will bear the entire cost of preparing, assembling, printing and mailing this proxy statement and the enclosed proxy card. The solicitation of proxies will be made by regular or commercial mail and may also be made by telephone, telegraph, facsimile or personally by directors, officers and regular employees of the Corporation who will receive no extra compensation for such services. If you would like a copy of the Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission, we will send you one without charge. Please contact Mr. Robert Loehr at 408-279-7961 or write to Investor Relations, SJW Corp., 374 W. Santa Clara Street, San Jose, CA 95113.


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

                             ELECTION OF DIRECTORS
                             (Item 1 on Proxy Card)

     At the annual meeting ten (10) directors, constituting the entire Board, are to be elected. They are each to hold office until the next annual meeting of the Corporation's shareholders and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director.

     A brief biography of each nominee, including the nominee's business experience during the past 5 years, is set forth below. All nominees are currently directors of the Corporation and have been so for at least 5 years, with the exception of Mr. Frederick Ulrich who was elected in July 2001 and Mr. Douglas King, who was appointed to the Board in January 2003. All nominees are also directors of San Jose Water Company, the Corporation's wholly-owned public utility water corporation subsidiary, and of SJW Land Company, the Corporation's wholly-owned real estate development company subsidiary. It is the Corporation's intention to appoint all persons elected as directors of the Corporation at the annual meeting to be the directors of San Jose Water Company and SJW Land Company for a concurrent term.

     In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Corporation is not aware of any nominee who is unable or will decline to serve as a director.

     The Board of Directors respectfully asks for your vote for the following individuals:

     Mark L. Cali, Attorney at Law, with the firm Clark, Cali and Negranti, LLP since December 1996. He was with the firm Bledsoe, Cathcart, Diestel, Livingston & Pedersen from October 1994 through November 1996. Mr. Cali, age 37, is a member of the Executive Compensation and Nominating & Governance Committees. He has served as a director of SJW Corp., San Jose Water Company and SJW Land Company since 1992.

     J. Philip DiNapoli, Attorney at Law, former Chairman of Comerica California Inc. (California bank holding company). He serves as a director of Comerica, Inc. (bank holding company) and Comerica Bank-California (bank holding company). He served as Chairman of Citation Insurance Company (Workers Compensation specialty carrier) until November 20, 1996. He is also the owner of DiNapoli Development Company (real estate development company). Mr.
DiNapoli, age 63, is a member of the Audit and Nominating & Governance Committees. He has served as a director of SJW Corp., San Jose Water Company and SJW Land Company since 1989.

     Drew Gibson, Principal of Gibson Speno, LLC (real estate development and investment company) and Director of Preferred Community Management, Inc. (real estate management company). He is also a director of Celluphone, Inc. (Los
Angeles based cellular agent), and a former director of Comerica Bank-California. Mr. Gibson, age 60, is Chairman of SJW Corp., San Jose Water Company, and SJW Land Company. He has been a member of the Audit, Executive, Executive Compensation and Nominating & Governance Committees and has served as a director of SJW Corp., San Jose Water Company and SJW Land Company since 1986.


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

     Douglas King, retired Audit Partner of Ernst & Young, LLP. Mr. King began his career at Ernst & Young in Tulsa, Oklahoma in 1970. During his career he was the audit partner on large, complex public registrants and managed Ernst & Young's San Francisco office. Mr. King, age 61, is a Certified Public Accountant with a Masters Degree in Business Administration from the University of Arkansas. He was appointed a director of SJW Corp., San Jose Water Company and SJW Land Company in January 2003. If elected to a full term, it is expected the Board will ask him to serve as Chairman of the Audit Committee.

     Ronald R. James, President Emeritus of the San Jose Chamber of Commerce (business promotion organization), formerly President and Chief Executive Officer of the Chamber. Mr. James, age 74, is a member of the Audit and Executive Compensation Committees and has served as a director of San Jose Water Company since 1974, and of SJW Corp. and SJW Land Company since 1985.

     George E. Moss, Vice Chairman of the Board of Roscoe Moss Manufacturing Company (manufacturer of steel water pipe and well casing). Mr. Moss was formerly President of the Roscoe Moss Company (holding company). Mr. Moss, age 71, is a member of the Executive, Executive Compensation and Nominating &
Governance Committees. He has served as a director of San Jose Water Company since 1984, and of SJW Corp. and SJW Land Company since 1985.

     Roscoe Moss, Jr., Chairman of the Board of Roscoe Moss Manufacturing Company (manufacturer of steel water pipe and well casing). Mr. Moss was formerly Chairman of the Board of Roscoe Moss Company (holding company). Mr. Moss, age 73, has served as a director of San Jose Water Company since 1980, and of SJW Corp. and SJW Land Company since 1985.

     W. Richard Roth, President and Chief Executive Officer of the Corporation. He serves on the Executive Committee. Prior to becoming Chief Executive Officer in 1999, he was President from October 1996, Vice President from April 1992 until October 1996 and Chief Financial Officer and Treasurer of the Corporation from January 1990 until October 1996. He has been President of San Jose Water Company since October 1994 and Chief Executive Officer since October 1996. Mr. Roth, age 50, has served as a director of SJW Corp., San Jose Water Company and SJW Land Company since 1994.

     Charles J. Toeniskoetter, Chairman and CEO of Toeniskoetter & Breeding Inc., Construction and Toeniskoetter & Breeding Inc., Development (a real estate development company). He also serves as a director of Redwood Trust, Inc. (real estate investment trust) and Heritage Commerce Corp. (bank holding Company). Mr. Toeniskoetter, age 58, serves as a member of the Audit Committee and Nominating & Governance Committees. He has served as a director of SJW Corp., San Jose Water Company and SJW Land Company since 1991.

     Frederick R. Ulrich, retired. Mr. Ulrich graduated from West Point and the Harvard Business School. From 1972 to 1982 he was a member of the corporate finance departments of Morgan Stanley & Co. and Warburg Paribas Becker. From 1982 through 2001 Mr. Ulrich was a consultant to corporations regarding mergers and acquisitions and as an equity investor in leveraged buyouts. In those pursuits his firms completed approximately $700 million in leveraged acquisitions and raised over $1 billion for


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

acquisitions. Mr. Ulrich, age 59, has been a director of numerous companies including Ames Company, Pinnacle Automation, The Holophane Company, Data Documents and Paul Sebastian, Inc. Mr. Ulrich has served on the Audit Committee and has served as a director of SJW Corp., San Jose Water Company and SJW Land Company since 2001.

     Nominees Roscoe Moss, Jr. and George Moss are brothers. With that exception, no nominee has any family relationship with any other nominee or with any executive officer. Other than Mr. Roth, whose employment relationships with San Jose Water Company and SJW Land Company are described above, no nominee is or has been employed in his principal occupation or employment during the past 5 years by the Corporation or its subsidiaries.


               RATIFICATION OF APPROVAL OF INDEPENDENT AUDITORS
                             (Item 2 on Proxy Card)

     The Audit Committee of the Board of Directors has recommended the services of KPMG LLP as independent auditors for the Corporation in the year 2003. The Board of Directors recommends a vote "FOR" the adoption of the proposal to ratify the selection of KPMG LLP, certified public accountants, to audit the accounts of the Corporation for the year 2003.

     Representatives of KPMG LLP are expected to be present at the annual meeting. They have been offered the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                     AMENDMENT OF LONG-TERM INCENTIVE PLAN
                            (Item 3 on Proxy Card)

General

     The shareholders are being asked to approve amendments to the Corporation's Long-Term Incentive Plan (the "Incentive Plan") which, if approved, will (i) allow non-employee directors to receive awards under the Incentive Plan, (ii) authorize the Plan Administrator to grant stock appreciation rights to Incentive Plan participants, either as stand-alone awards or in tandem with other awards granted under the Incentive Plan, (iii) list the performance criteria that the Plan Administrator may specify as conditions to payments under performance shares, (iv) limit the Plan Administrator's ability to amend an outstanding stock option to lower the exercise price or cancel such option for the purpose of reissuing at a lower price without shareholder approval and (v) provide that the annual 100,000 share limit on awards to a single individual will not apply to awards of restricted stock, performance shares or stock bonuses that are not intended to quailify for the "performance-based compensation" exemption from the $1 million deduction limit of Section 162(m) of the Internal Revenue Code.

     Upon approval, the amended Incentive Plan will allow the Corporation to provide non-employee directors, in addition to key employees, the opportunity to acquire a meaningful equity interest in the Corporation as an incentive for them to remain in


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service  with  the  Corporation.  The Board believes that such equity incentives are a significant factor in the Corporation's ability to attract and retain Board members who are essential to the Corporation's long-term growth and financial success. Subject to approval of this amendment, the Board intends to implement two new programs for the benefit of the non-employee directors, each of which are described in greater detail below. These new programs are intended to replace participation in the Corporation's Director's Pension Plan for all new directors who are elected at or after the 2003 annual meeting, and for those existing directors who elect out of the current Director's Pension Plan.

     The Board also believes that stock appreciation rights may be a desirable form of incentive compensation in certain future circumstances.

     In addition, the Incentive Plan has been amended by the Board, not subject to shareholder approval, (i) to remove provisions which provide for the automatic acceleration of vesting of awards upon a change in control of the Corporation, (ii) to authorize the Plan Administrator to determine, generally at the time of grant, how a change in control or termination of employment or service will effect each award, and (iii) to make certain other clarifying amendments to the Incentive Plan.

     The following is a summary of the principal features of the Incentive Plan, including the most recent and proposed amendments. The summary, however, does not purport to be a complete description of all the provisions of the Incentive Plan. Any shareholder of the Corporation who wishes at any time to obtain a copy of the actual Incentive Plan document may do so upon written request to the Corporation's Secretary at the Corporation's principal executive offices in San Jose.


Plan Adoption

     The Incentive Plan was adopted by the Board on March 6, 2002 and approved by the shareholders at the annual meeting held on April 18, 2002.


Description of Incentive Plan

     Types of Awards

     The following types of awards are available under the Incentive Plan: (i) stock options, (ii) dividend units, (iii) performance shares, (iv) rights to acquire restricted stock, (v) stock bonuses and (vi) stock appreciation rights. The principal features of each type of award are described below.

     Share Reserve

     A total of 300,000 shares of our common stock were reserved for issuance over the ten-year term of the Incentive Plan at the time of the Incentive Plan's approval in March 2002. As of December 31, 2002, (i) no options to purchase shares were outstanding and no options had been exercised, (ii) no dividend units were outstanding, (iii) no performance shares were outstanding,
(iv) no rights to acquire restricted stock were outstanding, (v) no stock bonuses were awarded and (vi) no stock appreciation rights were outstanding.

     No individual may receive awards covering an aggregate of more than one hundred thousand (100,000) shares in any calendar year. However, under the proposed


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

amendment, such limit will not apply to rights to acquire restricted stock, performance shares or stock bonuses which are not intended to qualify as "performance-based compensation" that is exempt from the $1 million deduction limit of Section 162(m) of the Internal Revenue Code.

     Administration

     The Executive Compensation Committee of the Board has exclusive authority to administer the Incentive Plan with respect to all eligible individuals. However, the Board may at any time replace the Executive Compensation Committee with another committee. The term "Plan Administrator" will mean the Executive Compensation Committee or any other committee appointed by the Board to replace the Executive Compensation Committee to the extent each such entity is acting within the scope of its administrative jurisdiction under the Incentive Plan. The Executive Compensation Committee also has the exclusive authority to select the non-employee directors, executive officers and other highly compensated employees who may participate in the Incentive Plan.

     Eligibility

     Employees (including officers) and, if this proposal is approved by shareholders, non-employee directors of the Corporation and its affiliates (whether now existing or subsequently established) are eligible to participate in the Incentive Plan.


Stock Options

     Grants

     The Plan Administrator has complete discretion to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

     Price and Exercisability

     Each granted option will have an exercise price per share not less than 100% of the fair market value per share of common stock on the option grant date, and no granted option will have a term in excess of 10 years. The shares subject to each option will generally become exercisable for fully-vested shares in a series of installments over a specified period of service measured from the grant date.

     The exercise price may be paid in cash or in shares of the Corporation's common stock. Outstanding options may also be exercised through a same-day sale program through a procedure approved by the Plan Administrator pursuant to which a brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes.

     No optionee has any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares.


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

Options will generally not be assignable or transferable other than by will, the laws of inheritance or designation of a beneficiary, and, during the optionee's lifetime, the option may be exercised only by such optionee.


     Termination of Service

     The Plan Administrator shall determine on a grant-by-grant basis the extent to which an option will remain outstanding following cessation of employment or service. Generally, it is anticipated that an optionee will have a period of ninety days following termination or the remaining term of the option (whichever is shorter) to exercise his or her outstanding options for any shares in which the optionee is vested at that time, except in the case of certain circumstances approved by the Plan Administrator such as termination due to death, disability, or retirement, which may result in the option vesting on an accelerated basis and an optionee or his or her beneficiary having an extended time period to exercise the option. If employment is terminated for cause, the option will immediately terminate.


Dividend Units

     The Plan Administrator has complete discretion to determine which eligible individuals will receive dividend units under the Incentive Plan and whether the dividend units will be granted alone or in tandem with options, performance shares, rights to acquire restricted stock or stock bonuses. The amount payable to a participant with respect to a dividend unit will equal the aggregate dividends payable on a share of common stock during the term of the dividend unit. The Plan Administrator has complete discretion to determine the term of a dividend unit.

     Dividend units may be paid immediately or may be deferred and may be payable either in cash or in the form of shares of common stock, as specified by the Plan Administrator. If dividend units are to be paid in the form of common stock, the number of shares into which cash dividend amounts are converted shall be based on the fair market value of one share of common stock on the date of conversion, a prior date or an average of such fair market value over some period of time, as the Plan Administrator shall specify.


Performance Shares

     The Plan Administrator has complete discretion to determine which eligible individuals will receive performance shares under the Incentive Plan. At the time of grant, the Plan Administrator will determine the number of performance shares covered by the award, the performance period and the performance goal or goals to be achieved. At the end of the performance period, the Plan Administrator will determine the level of performance versus the goal and the portion of the performance shares (if any) which will be payable to the participant.

     Under the proposed amendment, performance goals might include operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, shareholder return and/or value (including economic value added or shareholder value added), stock price and working capital. Performance criteria may be measured solely on a corporate, subsidiary or business unit basis, or a combination


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

thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance criteria measurements shall exclude gains or losses on operating asset sales or dispositions, asset write-downs, litigation or claim judgments or settlements, accruals for historic environmental obligations, effect of changes in tax law or rate on deferred tax liabilities, accruals for reorganization and restructuring programs, uninsured catastrophic property losses, the cumulative effect of changes in accounting principles, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Corporation's Annual Report on Form 10-K or annual report to shareholders for the applicable year.

     Before the proposed amendment of the Incentive Plan, the alternative performance criteria were limited to earnings per share, total shareholder return or return on capital employed. The purpose of the proposed amendment is to provide future flexibility for the Board to specify performance criteria for determining the payment of performance shares, so that such payments may be tax deductible under IRC Section 162(m).

     The Plan Administrator has complete discretion to determine whether awards will be paid in cash, common stock, or a combination of cash and common stock.


Rights to Acquire Restricted Stock

     The Plan Administrator has complete discretion to determine which eligible individuals will receive rights to acquire restricted stock. Rights to acquire restricted stock may be granted at no investment cost to the recipient or at a price  per  share  not  less  than the amount required to ensure compliance with applicable state laws. Rights to acquire restricted stock may also be granted pursuant to awards which entitle the recipients to receive those shares upon the Corporation's attainment of designated performance goals (such as earnings per share, total shareholder return or return on capital employed) or completion of a specified service period. The Plan Administrator will have complete discretion to determine which eligible individuals are to receive such rights to acquire restricted stock, the time or times when such awards are to be made, the number of shares subject to each such award and the vesting schedule (if any) to be in effect for the right to acquire restricted stock.

     The shares awarded under a right to acquire restricted stock may be fully and immediately vested at the time of the award or may vest upon the recipient's completion of a designated service period or upon the Corporation's attainment of pre-established performance goals. Outstanding shares covered by a right to acquire restricted stock which are subject to performance goals will automatically terminate, and no shares of common stock will actually be issued in satisfaction of those awards, if the performance goals established for such awards are not attained. The Plan Administrator, however, has the discretionary authority to issue shares of common stock in satisfaction of one or more outstanding rights to acquire restricted stock as to which the designated performance goals are not attained.

Stock Bonuses

     The Plan Administrator has complete discretion to determine which eligible individuals will receive stock bonuses. The Plan Administrator may grant stock bonuses in consideration for past services. The Plan Administrator may also grant stock bonuses which entitle the recipients to receive the shares of common stock covered by the bonus upon the attainment of designated performance goals (such as earnings per share, total shareholder return or return on capital employed) or completion of a specified service period. The Plan Administrator has complete discretion to determine which eligible individuals are to receive stock bonuses, the time or times when awards are to be made, the number of shares covered by each stock bonus and the vesting schedule (if any) to be in effect for the stock bonus.

     The shares awarded under a stock bonus may be fully and immediately vested upon issuance or may vest upon the recipient's completion of a designated service period or upon the Corporation's attainment of pre-established performance goals. However, no shares awarded under a stock bonus that are subject to vesting shall be issued until such shares are vested and/or such performance goals are obtained. The Plan Administrator, however, will have the discretionary authority to issue shares of common stock in satisfaction of one or more outstanding stock bonuses as to which the designated performance goals are not attained.


Stock Appreciation Rights

     Under the Incentive Plan as proposed to be amended, the Plan Administrator has complete discretion to determine which eligible individuals will receive stock appreciation rights under the Incentive Plan. Stock appreciation rights may be granted in tandem with other awards under the Incentive Plan or as stand-alone awards. Tandem stock appreciation rights provide recipients with the right to surrender their tandem award for an appreciation distribution from the Corporation equal in amount to the excess of (a) the fair market value of the vested shares of common stock subject to the surrendered award over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of common stock. Stand-alone stock appreciation rights will entitle recipients to a distribution from the Corporation in an amount payable in cash or stock equal to the excess of (a) the fair market value of the common stock paid upon the exercise of the stock appreciation right over (b) the exercise price payable for such stock appreciation right.


General Plan Provisions

     Valuation

     For all valuation purposes under the Incentive Plan, the fair market value per share of common stock is deemed equal to the closing selling price per share on that date, as reported on the American Stock Exchange. On December 31, 2002, the closing selling price of the Corporation's common stock was $78.05 per share.

     Vesting Acceleration

     Under the Incentive Plan as proposed to be amended, the Plan Administrator may determine the effect that any change in beneficial ownership of stock, sale of stock or assets, merger, combination, spin-off, reorganization or other corporate transaction, or liquidation of the Corporation will have upon the term, exercisability and/or vesting of outstanding awards. The effect may include acceleration in whole or in part of vesting and/or exercisability of awards upon the occurrence of such an event or upon certain terminations of service within a specified period following such an event.

     It is anticipated that initial stock option grants will include provisions for acceleration of vesting either upon a change in control, as defined in the grants, or upon involuntary termination without cause or voluntary termination for good reason (as defined in the awards) that occurs in anticipation of or within 24 months following a change in control.

     The acceleration of vesting in the event of a change in the ownership or control of the Corporation is intended to provide employees with an incentive to remain in employment during periods when there is potential for a change in control of the Corporation and to consider transactions that might otherwise result in the termination of their employment. Under certain circumstances, acceleration of vesting may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Corporation.


     Changes in Capitalization

     In the event any change is made to the number of outstanding shares of common stock by reason of any stock dividend, stock split, or other subdivision or combination of shares, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Incentive Plan,
(ii) the number and/or class of securities for which any one person may be granted awards under the Incentive Plan per calendar year, and/or (iii) the number or class of securities and exercise price (if applicable) for which awards are outstanding under the Incentive Plan. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the Incentive Plan or the outstanding awards thereunder.


     Special Tax Withholding

     The Plan Administrator may provide one or more holders of options or unvested restricted stock awards or stock bonuses under the Incentive Plan with the right to have the Corporation withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals may become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.


     Amendment and Termination

     The Board may amend or terminate the Incentive Plan at any time, subject to any shareholder approval requirement pursuant to applicable laws and regulations, and the Plan Administrator may amend outstanding awards at any time. However, no such amendment or termination may impair a participant's rights under an outstanding award without his or her written consent. Additionally, in order to conform to current corporate governance standards, the proposed amendment of the Incentive Plan would provide that no outstanding award may be amended to lower the exercise price or may be canceled for the purpose of reissuing at a lower price without shareholder approval. Unless sooner terminated by the Board, the Incentive Plan will terminate on April 17, 2012.


                        Federal Income Tax Consequences


Option Grants

     Options granted under the Incentive Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

     Incentive Options. The optionee recognizes no taxable income at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a disposition. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition of the shares is made more than two years after the date the option is granted for those shares and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these periods are satisfied, then a disqualifying disposition will result.

     Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of the shares on the exercise date over (ii) the exercise price paid for those shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be taxable as a capital gain or loss.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Corporation will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Corporation be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Corporation in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, when the

Corporation's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date those shares vest over (ii) the exercise price paid for such shares. The optionee may, however, elect under
Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares. If the Section 83(b) election is made, the optionee will not recognize any additional income if and when the repurchase right lapses.

     The Corporation will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Corporation in which such ordinary income is recognized by the optionee.


Rights to Acquire Restricted Stock and Stock Bonuses

     The tax principles applicable to rights to acquire restricted stock and stock bonuses under the Incentive Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.


Dividend Units and Performance Shares

     A participant will not be deemed to have received any income subject to federal income tax at the time of grant of dividend units or performance shares, nor will the Corporation or its affiliate be entitled to a deduction at that time. When dividend units and performance shares are settled and distributed, the participant will be deemed to have received an amount of ordinary income equal to the amount of cash and/or the fair market value of the shares received. The Corporation (and/or its affiliates as applicable) will be allowed a deduction in an amount equal to the ordinary income that the participant is deemed to have received.


Stock Appreciation Rights

     A participant who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Corporation will be entitled to an income tax deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the participant.


Deductibility of Executive Compensation

     The Corporation anticipates that compensation deemed paid by it in connection with stock options granted under the Incentive Plan will qualify as performance-based compensation for purposes of Code Section 162(m), in which case it would not have to be taken into account for purposes of the $1 million annual limitation on the deductibility of the compensation paid to certain executive officers of the Corporation.


Accounting

     Under Statement of Financial Accounting Standards No. 123 (FAS 123), the Corporation may elect to account for stock based compensation for financial accounting purposes under either the fair value based method set forth therein or the intrinsic value based method set forth in APB Opinion No. 25. Under the fair value based method, compensation expense is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation expense is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Corporation has not yet determined which method of accounting it will elect.

     Under APB Opinion No. 25, stock options and other awards granted to employees and non-employee directors under the Incentive Plan will not result in any compensation expense if the exercise price or investment amount paid for the award is at least 100% of fair market value of the underlying stock on the date of grant and they are not issued in tandem with stock appreciation rights or certain other awards. If the Corporation elects to account for options and other awards under APB 25, then under FAS 123 the Corporation would be required to disclose in footnotes to the Corporation's financial statements, the fair value of those awards and the pro-forma impact those options and awards would have upon the Corporation's reported earnings were the fair value of those options and awards at the time of grant treated as a compensation expense.

     Under the APB 25, rights to acquire stock under the Incentive Plan at investment prices less than the fair market value of the shares on the grant date would result in a compensation expense equal to the excess of such fair market value over the exercise or issue price. The expense would be recognized over the period that the option shares or issued shares are to vest. Option grants and other awards which vest or are payable based solely on the achievement of certain performance goals and stock appreciation rights would result in a compensation expense which would be adjusted each reporting period based on the then fair market value of the stock until vesting occurs.

     Under the fair value method of FAS 123, the fair value of any stock option or other stock award (regardless of the exercise or investment consideration) is generally treated as a compensaion expense which is recognized over the service period, which is generally the vesting period.

     Companies that adopt the intrinsic value based method of APB 25 may later elect to switch to the fair value based method of FAS 123, but not vice versa. On December 31, 2002, FASB issued a final standard, Statement No. 148, which provided a transition alternative for companies that voluntarily elect to switch to the fair value method of expense recognition. Additionally, on November 7, 2002, the International Accounting Standards Board (IASB) issued a proposal which would require companies using IASB standards to recognize, starting in 2004, the value of options as of the date of grant using a formula designed to estimate their fair value. FASB recently stated it will undertake a project to address whether to require that the cost of stock options be treated as an expense under a fair value method and that it expects to publish an exposure draft later in 2003 with the goal of issuing an accounting standard in 2004.

Amended Plan Benefits

     No awards have been granted to date to non-employee members of the Board under the Incentive Plan on the basis of the amendment that is the subject of this Proposal 3. However, the Board has approved the following two programs which will become effective if the amendment is approved.


Director's Retainer Deferral Program

     Each non-employee member of the Board may elect to defer either 50% or 100% of his or her annual Board retainer fee in the form of a deferred restricted stock award. Such deferral election will be irrevocable and shall be made by each non-employee member of the Board prior to the start of the year in which such annual Board retainer fee is to be earned. The number of shares in each deferred stock award will be calculated based on the amount of the annual Board retainer fees for the Corporation and its affiliates (currently, $27,000) that is deferred, divided by the fair market value of the Corporation's common stock on the last business day of the year prior to the year for which such annual retainer is earned. These restricted stock awards will generally be made on the first business day of the year, but will vest in monthly installments, as the retainer fee would have been otherwise earned. To the extent vested, the deferred stock awards will be paid upon a participant's termination of Board service in the form of shares of common stock, either as a single lump distribution or annual installments, as elected by the participant. For 2003, deferral elections will be limited to that portion of the 2003 retainer fee attributable to services after June 30, 2003 and the deferred stock award attributable to such election will be made on July 1, 2003.

     Dividend units (or dividend equivalent rights ("DERs")) will be granted with respect to the shares subject to each non-employee director's deferred stock award until the date that such deferred stock award is distributed. DERs will entitle the non-employee director to a number of shares of common stock determined as follows: each time a dividend is paid on the Corporation's common stock, the non-employee director will be credited with a dollar amount equal to the dividend paid per share multiplied by the number of shares subject to the deferred stock award. As of the first business day in January of each year, the accumulated cash DER amounts so credited to the non-employee director in the immediately preceding year will be converted into additional shares of deferred stock equal to (i) the cash so credited for the preceding year divided by (ii) the average of the fair market value of the common stock on each of the dates in the immediately preceding year on which dividends were paid. The additional shares of common stock that are credited based on such DERs will vest in the same manner as the deferred stock awards to which they are attributable and will also be paid out upon a participant's termination of board service, in either a single lump sum or up to annual installments, as elected by the participant.


Director's Annual Grant Program

     Each non-employee member of the Board who commences board service on or after the annual meeting in April 2003 will be granted an on-going annual deferred stock award on the third day following each annual meeting of the Corporation's shareholders. These deferred stock awards will be made annually for the first ten years of Board service and will be equivalent in value to the annual Board retainer fees for the Corporation and its affiliates each year, based on the fair market value of common stock on the date of grant. Such annual deferred stock awards will be paid upon a participant's termination from Board service, in either a single lump sum distribution or up to ten annual installments, as elected by the director.

     DERs will also be granted with respect to the shares subject to each non-employee director's annual deferred stock award until the date that such annual deferred stock award is distributed. These will operate in the same general manner as the DERs described under the Director's Retainer Deferral Program.

     In addition, each current non-employee member of the Board who had previously participated in the Director's Pension Plan may irrevocably elect to participate in the Director's Annual Grant Program, in which case (i) his or her existing Director Pension Plan benefits will be converted, on the third day after the annual meeting held in April 2003, into the right to receive deferred stock of comparable value based on the fair market value of common stock on such date and (ii) such director will thereafter receive annual grants for that number of years of future service equal to ten (10) less the number of years of service rendered as a non-employee director before the 2003 annual meeting.

     The Plan Administrator may change the proposed non-employee director programs described above and/or add other new programs under the terms of the Incentive Plan, as amended.


Securities Authorized for Issuance under Equity Compensation Plans

     The following table provides information as of December 31, 2002 with respect to the shares of the Corporation's common stock that may be issued under the Corporation's existing equity compensation plan.

                                              A                          B                            C
                                ----------------------------   ---------------------   -------------------------------
                                                                                        Number of Securities Remaining
                                                                                        Available for Future Issuance
                                 Number or Securities to be       Weighted Average        Under Equity Compensation
                                   Issued Upon Exercise of       Exercise Price of       Plans (Excluding Securities)
         Plan Category               Outstanding Options        Outstanding Options         Reflected in Column A
------------------------------- ----------------------------   ---------------------   -------------------------------
Equity Compensation Plans                    0                         N/A                         300,000
Approved by Shareholders (1)

Equity Compensation Plans Not                0                         N/A                               0
Approved by Shareholders (2)

Total

------------
(1) Consists solely of the Incentive Plan.

(2) The Corporation does not have any outstanding equity compensation plans which are not approved by shareholders.


Vote Required

     The affirmative vote of the holders of a majority of the outstanding voting shares of the Corporation's common stock and preferred stock, if any, voting together as a single class, is required to approve the amendment of the Incentive Plan.

     If shareholder approval of this Proposal 3 is not obtained, then the proposed amendment will not be implemented and (i) non-employee directors will not be eligible for awards under the Incentive Plan, (ii) no stock appreciation rights may be awarded under the Incentive Plan and (iii) the performance criteria that may apply to performance shares shall be limited to those available before such amendment, (iv) the Plan Administrator could amend an outstanding stock option to lower the exercise price or cancel such option for the purpose of reissuing at a lower price without shareholder approval and (v) the annual 100,000 share limit on awards to a single individual would continue to apply to awards of restricted stock, performance shares or stock bonuses which are not intended to qualify for the "performance-based compensation" exemption from the $1 million deduction limit of Section 162(m) of the Internal Revenue Code. The Incentive Plan would, however, continue in effect, and awards may continue to be made under the Incentive Plan, without regard to the amendment proposed herein.


Recommendation of Board of Directors

     The Board of Directors recommends a vote IN FAVOR of the implementation of the Incentive Plan.


           AUTHORITY TO VOTE IN THE DISCRETION OF THE PROXY HOLDERS
                             (Item 4 on Proxy Card)

     The Board of Directors is not aware of any matters to come before the meeting other than as set forth herein. If any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the meeting, you are urged to complete, sign and return your proxy card promptly.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Corporation, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no other reports were required during 2002, the Corporation believes that during 2002 all officers, directors and greater than ten percent beneficial owners were in compliance with all Section 16(a) filing requirements.


Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of December 31, 2002, certain information concerning ownership of shares of SJW Corp. common stock by each director of the Corporation, each of the Chief Executive Officer and the four most highly compensated executive officers of SJW Corp. and its subsidiaries for the year ended December 31, 2002, and all directors and executive officers of SJW Corp. and its subsidiaries as a group and beneficial owners of 5% or more of the common stock of SJW Corp. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that spouses share authority under applicable law. The information below with respect to beneficial ownership is based upon reports furnished by the officers and directors.

                                   Name                                     Shares Beneficially Owned     Percent of Class
-------------------------------------------------------------------------- ---------------------------   -----------------
Directors:
Mark L. Cali .............................................................             4,321                       *
J. Philip DiNapoli .......................................................               600                       *
Drew Gibson ..............................................................             1,000                       *
Douglas King .............................................................                 0                      --
Ronald R. James ..........................................................               200                       *
George E. Moss (1)(2) ....................................................           479,812                    15.8%
Roscoe Moss, Jr. (2) .....................................................           402,978                    13.2%
W. R. Roth, President & CEO ..............................................             6,350                       *
Charles J. Toeniskoetter .................................................               300                       *
Frederick R. Ulrich ......................................................                 0                      --

Officers:
A. Yip, Chief Financial Officer ..........................................               250                       *
G. J. Belhumeur, Vice President ..........................................               918                       *
R. S. Yoo, Vice President ................................................                 0                      --
R. J. Pardini, Vice President ............................................                 0                      --
All directors and executive officers as a group (19 individuals) .........           898,091                    29.5%

Beneficial owners of 5% or more:
Mario Gabelli (3) ........................................................           262,500                     8.6%
Gabelli Asset Management, Inc.
One Corporate Center
Rye, New York, 10580-1435


------------
* Represents less than one percent of the outstanding SJW Corp. common stock.

(1) Includes 119,139 shares held by the John Kimberly Moss Trust for which Mr. George Moss is trustee or co-trustee.

(2) The address for George Moss and Roscoe Moss, Jr. is 4360 Worth Street, Los Angeles, CA 90063.

(3) In Amendment No. 3 to Schedule 13(d) filed with the SEC on October 23, 2001 (the "Amendment No. 3") Mario Gabelli is deemed the beneficial owner of 262,500 shares of SJW Corp. common stock owned by Gabelli Funds, LLC, GAMCO Investors, Inc., Gabelli Associates Fund, Gabelli Foundation, Inc, and Gabelli Advisers, Inc. The foregoing owners of SJW Corp. common stock have the sole power to vote and direct the disposition of shares, except as set forth in Item 5(b) of the Amendment No. 3.


Compensation of Directors

     The Corporation, San Jose Water Company and SJW Land Company pay their non-employee directors annual retainers of $6,000, $16,000 and $5,000, respectively. In addition, all non-employee directors of the Corporation and San Jose Water Company are paid $1,000 for each Board or committee meeting attended, and SJW Land Company directors are paid $500 for each Board meeting attended.

     Effective July 2002, the meeting fees for the Chairman of the Board of SJW Corp., San Jose Water Company and SJW Land Company were increased to $5,000, $5,000 and

$2,500, respectively, for each Board meeting attended. In addition, effective July 2002 the meeting fee for the Chairman of the Corporation's Audit Committee was increased to $3,000 for each Audit Committee meeting attended.

     Upon ceasing to serve as a director of the Corporation, San Jose Water Company or SJW Land Company, as the case may be, non-employee directors or their estates are currently entitled to receive from the respective corporations a retirement benefit equal to the then annual retainer paid to its directors. This benefit is scheduled to be paid to each non-employee director for the number of years the director served on the board up to a maximum of 10 years. In July 2002, the Committee sought and received additional guidance from an outside compensation and benefit consultant. The consultant recommended and the Committee and Board have approved an amendment to the Long-Term Incentive Plan. The amendment would allow directors as well as officers to participate in equity ownership programs in lieu of annual retainers and retirement programs. Approval of the amendment to the Long-Term Incentive Program by the Corporation's shareholders will be requested at the annual meeting scheduled for April 29, 2003. The details of the proposal can be found separately in the proxy statement as Proposal Number 3.


Committees of the Board

     At the beginning of 2002, the Corporation's Board of Directors maintained a standing Executive Committee, an Executive Compensation Committee and an Audit Committee. During 2002, the Corporation established a Nominating & Governance Committee and undertook a process to establish and review the policies and practices of each of its standing committees.

     The Audit Committee performs the functions set forth in its Charter, a copy of which was first published in the Corporation's 2001 Proxy Statement. During 2002, the Charter was revised and a copy of the revised Charter is attached as Appendix A. Each member of the Audit Committee is independent as defined in Section 121(a) of the AMEX listing standards.

     In 2002, the United States Congress passed extensive corporate governance legislation known as the Sarbanes-Oxley Act of 2002. Based on its current understanding of the Act, the Board believes that each member of the Audit Committee satisfies the independence standards set forth in its Charter. In addition, the Board expects to name director Douglas King to act as Audit
Committee Chairman in 2003. The Board believes that Mr. King meets the additional financial expertise standards for Audit Committee Chairman set forth in Exchange Act Section 10A(m)3, as those standards are now understood.

     The Executive Compensation Committee reviews and recommends to the Board compensation levels for the directors and officers of the Corporation and its subsidiaries, and administration of all employee benefit plans of the Corporation and its subsidiaries. During 2002, the Board developed and adopted a Charter for the Committee.

     In 2002, the Board established the Nominating & Governance Committee and adopted its Charter. The Nominating & Governance Committee develops governance principles for the Corporation, Board performance evaluation criteria, Board member qualifications and proposes to the full Board nominees for election as directors. The Board adopted a statement of Corporate Governance Policies for the Corporation and its subsidiaries, along with a restated Code of Ethical Business Conduct for the San Jose Water Company.

     During 2002, there were 4 regular and 3 special meetings of the Board of Directors, 4 meetings of the Audit Committee, 4 meetings of the Nominating & Governance Committee, 5 meetings of the Executive Compensation Committee and 1 meeting of the Executive Committee.


Annual Report of the Audit Committee

     In connection with the audited financial statements for the period ending December 31, 2002, the Audit Committee (1) reviewed and discussed the audited financial statements with management, (2) reviewed and discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 and (3) received, reviewed and discussed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ending December 31, 2002, filed with the Securities and Exchange Commission.

     The Committee has addressed notification requirements mandated by the Sarbanes-Oxley Act of 2002. Shareholders and employees may communicate concerns regarding questionable accounting or auditing matters confidentially and, if desired, anonymously with the Committee by addressing such concerns or complaints to the Audit Committee in care of the Corporate Counsel at San Jose Water Company, 374 W. Santa Clara Street, San Jose, CA 95113.


                                        Audit Committee
                                        Ronald R. James, Chairperson
                                        J. Philip DiNapoli
                                        Drew Gibson
                                        Charles Toeniskoetter
                                        Frederick R. Ulrich

Dated: March 3, 2003

Annual Report of the Executive Compensation Committee

     As members of the Executive Compensation Committee it is our duty to establish the compensation policies for executive officers of the Corporation and its subsidiaries and to review, typically on an annual basis, the compensation levels of such officers. Where the Committee deems it appropriate, the Committee seeks advice or approval from the full Board.

     In making decisions regarding executive compensation, the Committee customarily takes into account how the compensation compares to compensation paid by other similarly situated companies, individual performance, tenure, internal comparability and, within the constraints imposed upon San Jose Water Company by the regulatory process, the long-term total return to shareholders of the Corporation. Similarly situated companies used for compensation comparability purposes include some but not all of the companies that are included in the Water Utility Index referenced for shareholder return comparison under the "Five Year Performance Graph". The Committee used peer company information as only one factor in its decision and has not targeted compensation to fall within any particular percentile ranking among peer companies. A goal in this process is to attract, develop and retain high quality senior management through competitive compensation.

     The Corporation's ability to adjust compensation levels for executive officers was limited by the terms of a merger agreement begun in 1999 and not terminated until 2001. In 2002, the Committee established salaries for executive officers based upon the above factors and the attainment of financial and operating performance goals in 2001.

     In 2002 the direct compensation of executive officers, including the CEO, consisted solely of a fixed salary and did not include any bonus opportunity or other form of short-term or long-term incentive or performance compensation. The Corporation's peer companies generally do pay short-term and long-term incentive or performance compensation in addition to salary. As a result, the direct compensation payable to the Corporation's executive officers, including the CEO, was less than the median direct compensation paid similarly situated executives of peer companies.

     In the latter half of 2002 the Committee retained an outside consultant to make recommendations regarding the compensation arrangements for the CEO and officers of SJW Corp. and its affiliates. The consultant has recommended changes to various compensation programs. Those recommendations include, but are not limited to, introducing short-term and long-term incentive compensation, generally through the implementation of an annual incentive bonus program and stock option and other equity plans under the Long-Term Incentive Plan approved by the Corporation's shareholders in 2002. The Committee has not completed its consideration of those recommendations, but expects to do so in the near future.

     Under Section 162(m) of the Internal Revenue Code, the Corporation is generally not allowed a federal income tax deduction for compensation, other than certain performance based compensation, paid to the Chief Executive Officer and the four other highest paid executive officers to the extent that such compensation exceeds $1 million per officer in any one year. The
Corporation's   proposed   Long-Term   Incentive  Plan  is  structured  so  that
compensation deemed paid to an executive officer in connection with the exercise of a stock option should qualify as performance-based compensation that is not subject to the $1 million limitation. Other awards made under that Plan may or may not so qualify depending on how they are structured. In authorizing the type and levels of other compensation payable to executive officers, the Committee considers, as one factor, the deductibility of that compensation, but may deem it appropriate to authorize compensation that is not deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.


                                        Executive Compensation Committee
                                        George E. Moss, Chairman
                                        Mark Cali
                                        Drew Gibson
                                        Ronald R. James

Dated: March 3, 2003

Executive Compensation

     The following table contains certain summary information regarding the cash compensation paid by the Corporation and its subsidiaries for each of the Corporations' last three completed fiscal years to the Chief Executive Officer and to the four other highest paid executive officers whose total annual salary and bonus exceeded $100,000.


                          Summary Compensation Table

Name and Principal                                                          All Other
Position                   Year       Salary             Bonus             Compensation
-----------------------   ------   -----------   --------------------   -----------------
W. R. Roth                2002      $500,000                            $24,692 (2)
President and CEO         2001      $489,230     $1,250,000 (1)         $19,800 (2)
of SJW Corp.,             2000      $395,000                            $17,800 (2)
San Jose Water Company
and SJW Land Company

G. J. Belhumeur           2002      $251,635                            $ 8,030 (3)
Vice President            2001      $182,308     $  170,500 (1)         $ 6,719 (3)
San Jose Water            2000      $170,500                            $ 6,800 (3)
Company

A. Yip                    2002      $251,077                            $ 8,000 (3)
CFO and Vice              2001      $177,900     $  160,500 (1)         $ 6,666 (3)
President                 2000      $159,450                            $ 6,378 (3)
San Jose Water Company

R. S. Yoo                 2002      $237,192                            $ 7,980 (3)
Vice President            2001      $172,307     $  160,500 (1)         $ 6,800 (3)
San Jose Water            2000      $160,500                            $ 6,420 (3)
Company

R.J. Pardini              2002      $223,865                            $ 8,000 (3)
Vice President            2001      $172,808     $  160,500 (1)         $ 6,400 (3)
San Jose Water            2000      $160,500                            $ 6,131 (3)
Company

------------
(1) Represents one-time payment of retention bonus in 2001 in connection with the continued service and efforts of executives toward consummation of an agreement of merger. The merger was mutually terminated after 17 months in the absence of regulatory approval. Had it been consummated, the merger would have resulted in the termination of the majority of the Corporation's executive officers.

(2) Includes director meeting fees along with contributions paid by the San Jose Water Company under its Salary Deferral Plan of $6,800 in 2000 and 2001, and $7,692 in 2002.

(3) Represents matching contributions paid by the San Jose Water Company under its Salary Deferral Plan.

     The foregoing table does not include benefits provided under San Jose Water Company's Retirement Plan (the "Retirement Plan"), Supplemental Executive Retirement Plan (SERP), or Executive Severance Plan.

     The amounts contributed to the Retirement Plan by San Jose Water Company to fund retirement benefits with respect to any individual employee cannot be readily ascertained. The following table sets forth combined estimated annual retirement benefits, payable as a straight life annuity, assuming retirement at age 65 using the minimum benefit formula, as described in the Retirement Plan, and the retirement benefits provided by the SERP:


                              Pension Plan Table

                                             Years of Service
                      ---------------------------------------------------------------
     Remuneration      15 Years     20 Years     25 Years     30 Years      35 Years
--------------------- ----------   ----------   ----------   ----------   -----------
$175,000 ............  $ 57,750     $ 77,000     $ 91,000     $105,000     $105,000
$200,000 ............  $ 66,000     $ 88,000     $104,000     $120,000     $120,000
$225,000 ............  $ 74,250     $ 99,000     $117,000     $135,000     $135,000
$250,000 ............  $ 82,500     $110,000     $130,000     $150,000     $150,000
$275,000 ............  $ 90,750     $121,000     $143,000     $165,000     $165,000
$300,000 ............  $ 99,000     $132,000     $156,000     $180,000     $180,000
$400,000(1) .........  $220,000     $220,000     $220,000     $240,000     $240,000
$500,000(1) .........  $275,000     $275,000     $275,000     $300,000     $300,000
$600,000(1) .........  $330,000     $330,000     $330,000     $360,000     $360,000

     Note (1) describes the annual benefit payable to Mr. Roth only beginning at the later of age 55 or retirement. Mr. Roth alone is entitled to a Retirement Benefit at the later of his attainment of fifty-five (55) years of age or his actual retirement in an amount equal to the greater of (i) the benefit to which he would otherwise be entitled under the SERP or (ii) fifty-five percent (55%) of the final average compensation less benefits payable to him from the Retirement Plan. The number of years of credited service and the highest single year of covered compensation as of December 31, 2002 are for Mr. Roth, 13 years, $500,000; Mr. Belhumeur, 32 years, $352,808; Ms. Yip, 16 years, $338,400; Mr. Yoo, 17 years, $332,807 and Mr. Pardini, 15 years, $333,308.


Termination of Employment and Change in Control Arrangements

     Under the SJW Corp. Executive Severance Plan and the SERP (collectively, "Plans"), a change in control shall affect any officer of SJW Corp., San Jose Water Company or SJW Land Company who has been elected as such by the Board of Directors of such company and is serving as such upon a change in control. In the event of a change in control under the Plans, if such officers' employment is terminated within two years of such change in control by the employer for any reason other than good cause (as defined in such Plans) or by such officers for good reason or, with respect to Mr. Roth, any voluntary termination by Mr. Roth during the sixty (60) day period beginning on the one year anniversary of a change in control, such officers (i) will be entitled, among other things, to benefits consisting of three years' annual base salary and (ii) shall be deemed to be three (3) years of age older at the time of retirement and be given three
(3) additional Years of Service (as defined in the SERP) for consideration of Retirement Benefits (as defined in the SERP). Additionally, in the case of Mr. Roth, Mr. Roth will also be entitled to a minimum Retirement Benefit. Under the Executive Severance Plan, such officers and their eligible dependents would also be entitled to continued medical, dental, vision and life insurance coverage pursuant to COBRA for up to three years.

     If any payment made in connection with the termination of the employment would be subject to excise tax under Section 4999 of the Code (the "Excise Tax"), then the aggregate present value measured at the date of the payments and benefits to which the officer is entitled shall be limited as specified in the Executive Severance Plan (except in the case of Mr. Roth for whom if any payment made in connection with benefits under the Executive Severance Plan is subject to Excise Tax or constitutes an excess parachute payment under Section 280G of the Code, then such payment will be grossed up to ensure that Mr. Roth does not incur any out-of-pocket cost with respect to such Excise Tax or that Mr. Roth receives the same net after-tax benefit he would have received if such
Section 280G had not been applicable).


Long-Term Incentive Plan Benefits

     As of December 31, 2002, no awards had been made to officers or employees under the Long-Term Incentive Plan, which was first approved by the shareholders in April, 2002. It is contemplated that if the Plan is amended, the Board will implement equity compensation for both officers and directors during calendar year 2003.


Compensation Committee Interlocks and Insider Participation

     No member of the Executive Compensation Committee was at any time during the 2002 fiscal year or at any other time an officer or employee of the Corporation or any of its subsidiaries. No executive officer of the Corporation serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Corporation's Board of Directors or Executive Compensation Committee. Drew Gibson, Ronald R. James, Mark Cali and George E. Moss were the non-employee directors who served on the Executive Compensation Committee during fiscal year 2002.


Certain Relationships and Related Transactions

     The Corporation had no reportable relationships or transactions for calendar year 2002.


Fees Billed to the Corporation by KPMG LLP During Fiscal Year Ended December 31, 2002

     Audit Fees: The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Corporation's annual financial statements during the fiscal year ended December 31, 2002 and the reviews of the financial statements included in the Corporation's quarterly reports on Form 10-Q for the year ended December 31, 2002 totaled $180,000.

     Financial Information Systems Design and Implementation Fees: The Corporation did not engage KPMG LLP to provide advice to the Corporation regarding financial information systems design and implementation during fiscal year ended December 31, 2002.

     All Other Fees: The aggregate fees billed by KPMG LLP during the fiscal year ended December 31, 2002 for professional services rendered to the Corporation other than as stated under the above captions were $45,000 incurred for pension and other audit services and $82,000 for tax related matters.

     The Audit Committee has considered and concluded that the provision of services described in the preceding paragraph is compatible with maintaining the independence of KPMG LLP.


Five-Year Performance Graph

     The following performance graph compares the changes in the cumulative shareholder return on the Corporation's common shares with the cumulative total return on the Water Utility Index and the S&P 500 Index during the last five years ended December 31, 2002. The comparison assumes $100 was invested on January 1, 1997 in the Corporation's common shares and in each of the foregoing indices and assumes reinvestment of dividends.



                               [GRAPHIC OMITTED]

[The following table was depicted as a line graph in the printed material.]


                        1998     1999    2000     2001     2002
                        ----     ----    ----     ----     ----
SJW                      101      214     185      160      152
Water Utility Index      128      176     164      202      200
S&P500                   129      156     142      125       97


     The Water Utility Index is the 14 water company Water Utility Index prepared by Edward D. Jones & Co.

     The preceding Report of the Executive Compensation Committee and the Audit Committee, and the preceding SJW Corp. Stock Performance Chart shall not be deemed incorporated by reference into any previous filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, nor are such Report or Chart to be incorporated by reference into any future filings.

Shareholder Proposals

     Shareholder proposals intended to be presented at next year's annual meeting of shareholders must comply with all applicable requirements of SEC
Rule 14a-8 and be received by the Corporation by November 18, 2003 for inclusion in the Corporation's proxy materials relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2004 annual meeting of shareholders will confer discretionary authority to vote on any proposal presented to the shareholders at the meeting for which the Company did not have notice on or prior to February 1, 2004.


Telephone and Internet Voting

     Shareholders with shares registered directly with Corporation's transfer agent EquiServe Trust Company, N.A. ("EquiServe") may vote telephonically by calling 1-877-PRX-VOTE (1-877-779-8683) and following the instructions on the Proxy Card, or may vote via the Internet at http://www.eproxyvote.com/sjw by following the instructions on the Proxy Card.

     A number of brokerage firms and banks offer telephone and Internet voting options. These programs may differ from the program provided by EquiServe for shares registered in the name of the shareholder. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

     The telephone and Internet voting procedures are designed to authenticate the identities of shareholders, to allow shareholders to give their voting instructions and to confirm that the instructions of shareholders have been recorded properly. SJW Corp. has been advised by counsel that the telephone and Internet voting procedures that have been made available through EquiServe are consistent with the requirements of applicable law. Shareholders voting via the Internet through EquiServe should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that any such costs must be borne by the shareholder.



                                        By Order of the Board of Directors
                                        Robert A. Loehr, Corporate Secretary
                                        San Jose, California



March 17, 2003

                                                                     Appendix A


                                   SJW CORP.
                            AUDIT COMMITTEE CHARTER


I. PURPOSE

     The primary function of the Audit Committee shall be to assist the Board of Directors in fulfilling its oversight responsibilities of: (i) the integrity of the financial reports and other financial information provided by the Corporation to any governmental body or the public; (ii) the Corporation's compliance with legal and regulatory requirements, (iii) the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; (iv) the independent accountants' qualifications and independence, and (v) the quality of Corporation's accounting and financial reporting processes generally, including the performance of the Corporation's finance department and the independent accountants. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. In addition, the Audit Committee shall oversee preparation of the report that the rules of the Securities and Exchange Commission require to be included in the Corporation's annual proxy statement.

     In  carrying out its functions hereunder, the Audit Committee's shall also:


        1.  Serve  as  an  independent   and  objective  party  to  monitor  the
     Corporation's financial department process and internal control system.

        2. Review and appraise not just the acceptability but the quality of the Corporation's financial reports and the quality of the audit efforts of the Corporation's independent accountants.

        3. Provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.


II. COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors as defined in the listing standards of the American Stock Exchange (or other principal market on which the securities of the Corporation are traded), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

     All members of the Committee shall have a working familiarity with basic finance and accounting practices and be able to read and understand financial statements, and at least one member of the Committee shall have accounting or related financial expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall continue in office until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.


III. MEETINGS

     The  Committee  shall  meet  at  least  four  (4)  times  annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should confer with the independent accountants and management quarterly to review the Corporation's financials consistent with Section IV.4. below.


IV.  RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

     (a) Documents/Reports Review

         1. Review and update this Charter at least annually as conditions dictate, and at least annually assess the performance of the Audit Committee.

         2. Review the organization's annual financial statements which are intended for submission to any governmental body or for dissemination to the public, including any certification, report, opinion, or review of such financial statements rendered by the independent accountants.

         3. Review with management any internal control issues or concerns and recommendations if necessary.

         4. Review earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies, and review with management and the independent accountants the financial statements to be incorporated in Forms 10-Q and 10-K prior to the filing with the SEC of such reports. The Chair of the Committee may represent the entire Committee for purposes of all or any part of this review. Disclosures under the "Management's Discussion and Analysis of Financial Condition and Results of Operations" in SEC reports will be provided to members of the Audit Committee for review and comment prior to filing.

     (b) Independent Accountants

         1. On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard No. 1, or successor standards established for auditor independence, and review and discuss with the accountants all significant relationships the accountants have with the Corporation which may affect the accountants' independence.

         2. Oversee the performance of the independent accountants, exercise sole authority to approve the selection or termination of the independent accountants subject to any shareholder ratification, and exercise sole authority to approve the appropriate audit fees and other terms of engagement of the independent accountants for the purpose of rendering and issuing the audit report. The Audit Committee shall approve in advance any audit and permitted non-audit services provided by the independent accountants. The Audit Committee may delegate to one or more of its members who are independent directors the authority to grant pre-approval of permitted services under such policies as may be fixed by the Audit Committee, but the decision of any member to whom authority is so delegated shall be presented to the full Audit Committee at the next scheduled meeting. The Audit Committee shall also establish policies governing the Corporation's hiring of employees or former employees of the independent accountants.

         3. Obtain and review at least annually a report from the independent accountants describing their internal quality-control procedures and review at least annually the qualifications and performance of the lead partner of the independent accountants engaged on the Corporation's account.

     (c) Financial Reporting Processes

         1.  In  consultation  with  the  independent  accountants,  review  the
     integrity  of  the  organization's  financial  reporting  processes,   both
     internal and external.

         2. Review the accounting principles, policies and practices followed by the Corporation in accounting for and reporting its financial results of operations and consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting. The Committee shall consider and approve, if appropriate, any major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants and management.

         3. Review the Corporation's quarterly unaudited and annual audited financial statements independently with management and the independent accountants for fullness and accuracy, and discuss with the independent accountants the matters required to be discussed by Auditing Standard No. 61, or any successor standard, including (a) the quality as well as acceptability of the accounting principles applied in the financial statements, (b) new or changed accounting policies, significant estimates, judgments, uncertainties or unusual transactions, (c) accounting policies relating to significant financial statement items, and (d) such other matters as shall be reported to the Audit Committee by the independent accountants pursuant to Section 204 of the Sarbanes-Oxley Act of 2002.

     (d) Process Improvement

         1. Direct the establishment of regular and separate systems of reporting, to the Audit Committee by management, personnel responsible for the internal financial control function and the independent accountants, including separate meetings, as determined by the Audit Committee, regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

         2. Following completion of the annual audit, review the Corporation's internal and disclosure control processes; review any management or internal control letter submitted by the independent accountants; and meet separately with management and the independent accountants to discuss any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

         3. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements. The Audit Committee shall also inquire of the independent accountants any communication between the audit team and the firm's national office regarding auditing or accounting issues presented by the engagement.

         4. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

     (e) Ethical and Legal Compliance

         1. Recommend to the full Board, and review and update periodically as appropriate, a Code of Ethical Business Conduct and a separate ethics code to be signed by all financial executives and review with management the system established to enforce those codes.

         2. Determine that management has the proper review system in place to ensure that Corporation's financial statements, reports and other financial information disseminated to governmental organizations and the public to satisfy legal requirements.

         3. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

         4. Discuss with management the Corporation's policies with respect to risk assessment and risk management, and review legal and regulatory compliance matters including corporate securities trading policies.

         5. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

         6. Review and approve any related party transactions.(1)

         7. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing laws as the Committee or the Board deems necessary or appropriate.

     In carrying out its duties hereunder, the Audit Committee shall have the authority to consult with and engage independent legal, accounting and other advisers, at the expense of the Corporation, as it determines is necessary to carry out its functions.

------------
(1) The term "related party transaction" should be read consistent with SEC Regulation S-K, Section 404(a).

V.  ADOPTION AND AMENDMENT

     This amended Charter for the Audit Committee of SJW Corp. is approved and adopted by the Board of Directors effective October 23, 2002. It may be amended by a majority vote of the Board of Directors at any regular or special meeting of the Board. Copies of this charter, and all amendments thereto, are to be distributed by the Chair to the members of the Board once a year, and to new members of the Committee on the date of their appointment or election.


Dated:
      ---------------------------------      -----------------------------------
                                             Chairman, Audit Committee of the
                                             Board of Directors, SJW Corp.

                                                                     Appendix B
                                   SJW CORP.
                           LONG-TERM INCENTIVE PLAN


               Adopted by the Board of Directors: March 6, 2002
                 Approved by the Shareholders: April 18, 2002
                            Amended: March 3, 2003
                       Termination Date: April 17, 2012


I. PURPOSE

     The objectives of the Long-Term Incentive Plan (the "Plan") are to promote the success of SJW Corp. (the "Company") and its Affiliates by linking incentive opportunities to the performance of the Company and its Affiliates in meeting shareholder and customer goals, supporting the planning and goal setting process, and offering compensation opportunities that will assist the Company and its Affiliates in recruiting and retaining top executives and directors from both within and outside of the water utility industries.


II. DEFINITIONS

     1. "Affiliate" means a member of a controlled group of corporations of which the Company is a member or any corporation, or unincorporated trade or business in which the Company has an ownership interest of at least 25% of the equity value of the entity and which the Board has designated as an Affiliate for purposes of the Plan.

     For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and (e)(3)(c) of the Code.

     2. "Award" means the grant of an Incentive Stock Option, Nonstatutory Stock Option, Dividend Unit, Performance Share, right to acquire Restricted Stock, stock bonus or Stock Appreciation Right pursuant to the Plan.

     3. "Board" means the Board of Directors of the Company.

     4. "Chief Executive Officer" means the chief executive officer of the Company.

     5. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     6. "Committee" means a committee appointed by the Board to administer the Plan as provided in Section III.

     7. "Common Stock" means the common stock of the Company.

     8. "Company" means SJW Corp., a California corporation, its successors and assigns.

     9. "Disability" means the permanent and total disability of an individual as determined pursuant to Section 22(e)(3) of the Code.

     10. "Dividend Unit" means a right to receive, in accordance with the provisions of the Plan, a payment equal to the dividends that are paid on a share of Common Stock for a stated period of time.

     11. "Employee" means any individual who is employed by the Company or an Affiliate.

     12. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     13. "Fair Market Value" means the value of the Common Stock on the American Stock Exchange as of the close of the trading day.

     14. "Fiscal Year" means the calendar year.

     15. "Incentive Stock Option" means any Option granted pursuant to the provisions of the Plan that is intended to be and is specifically designated as an "incentive stock option" within the meaning of Section 422 of the Code.

     16. "Non-Employee Board Member" means any member of the Board who is not also an Employee of the Company or an Affiliate.

     17. "Nonstatutory Stock Option" means any Option granted pursuant to the provisions of the Plan that is not intended to qualify as an "incentive stock option" under Section 422 of the Code.

     18. "Option" means an Incentive Stock Option or Nonstatutory Stock Option granted pursuant to Section VI of the Plan. "Option Agreement" means the agreement between the Company and the Optionee that contains the terms and conditions pertaining to an Option.

     19. "Optionee" means an Employee or Non-Employee Board Member who has received a grant of an Option pursuant to the provisions of the Plan.

     20. "Participant" means an Employee, or Non-Employee Board Member, selected by the Committee to participate in the Plan.

     21. "Performance Share" means a share of Common Stock awarded to a Participant pursuant to the provisions of Section VI of the Plan.

     22. "Plan" means this Long-Term Incentive Plan.

     23. "Plan Year" means the calendar year.

     24.  "Restricted  Stock"  means  shares of Common Stock granted pursuant to
Section VI of the Plan.

     25. "Restricted Stock Award" means an Award granted pursuant to the provisions of Section VI of the Plan.

     26. "Restricted Stock Agreement" means the agreement between the Company and the recipient of Restricted Stock that contains the terms, conditions and restrictions pertaining to such Restricted Stock.

     27. "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

     28. "San Jose Water Company" means the San Jose Water Company, a California corporation and a wholly-owned subsidiary of the Company.

     29. "Service" means the provision of services to the Company or any Affiliate by a person as an Employee or to the Company as a Non-Employee Board Member.

     30. "Stock Appreciation Right" means a stock appreciation right granted to a Participant pursuant to the provisions of Section VI of the Plan.

     31. "Ten Percent Shareholder" means a person who owns, or is deemed to own pursuant to Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

III. ADMINISTRATION

     The Plan shall be administered by the Committee, subject to such requirements for review and approval by the Board, as the Board may establish. In all areas not specifically reserved by the Board for its review and approval, decisions of the Committee concerning the Plan shall be binding on the Company and all Participants. At the discretion of the Board, the Committee may consist of not less than a sufficient number of "non-employee directors" so as to, qualify the Committee to administer the Plan as contemplated by Rule 16b-3. The Board may, from time to time, remove members from, or add members to, the Committee. The Board shall fill vacancies on the Committee, however caused. The Board shall appoint one of the members of the Committee as Chairman. The term "non-employee director" shall be interpreted pursuant to Rule 16b-3. The Compensation Committee of the Board shall serve as the Committee. The Board may at any time replace the Compensation Committee with another Committee. In the event that the Compensation Committee shall cease to satisfy the requirements of Rule 16b-3, the Board may, in its discretion, appoint another Committee that shall satisfy such requirements. The Board may appoint a subcommittee of the Board consisting of each Committee member who is an "outside director" for purposes of Section 162(m) of the Code to administer Awards under the Plan for the Chief Executive Officer and the four (4) most highly compensated officers of the Company (other than the Chief Executive Officer). If fewer than two (2) Committee members qualify as "outside directors," the Board may appoint one (1) or more other members to such subcommittee who do qualify as "outside directors" so that it consists of at least two (2) members who qualify as "outside directors" for purposes of
Section 162(m) of the Code.

     The Committee shall have the power and authority to adopt, amend, and rescind administrative guidelines, rules and regulations pertaining to the Plan, to set the terms and conditions of Awards and to interpret and rule on any questions pertaining to any provision of the Plan.


IV. ELIGIBILITY AND LIMITATIONS ON AWARDS TO INDIVIDUALS
     Officers of the Company and its Affiliates, other key Employees and Non-Employee Board Members shall be eligible for Awards granted under the terms of the Plan. The fact that an individual receives one Award under the Plan does not confer on such individual the right to receive additional Awards under the Plan. Neither the Plan nor any Award granted pursuant to the Plan shall be deemed to confer upon any Participant any right to continue as an Employee or Non-Employee Board Member. The Company and its Affiliates reserve the right to terminate the employment of any Employee at any time and for any reason or for no reason, subject to the terms of a written employment agreement executed by both parties thereto.

     No Participant shall receive Awards covering an aggregate of more than one hundred thousand (100,000) shares of Common Stock in any calendar year; however, such limit will not include rights to acquire Restricted Stock, Performance Shares or stock bonuses which are not intended to qualify as "performance-based compensation" under Section 162(m) of the Code.


V. INCENTIVE AWARDS

     The Committee shall designate those key Employees and Non-Employee Board Members who shall become Participants and shall designate the award level for each Plan Participant.

     The Committee shall designate the manner in which each Participant's Award shall be allocated among Options, Dividend Units, Performance Shares, rights to acquire Restricted Stock, stock bonuses and Stock Appreciation Rights and the specific terms of the Participant's Award not specified under the Plan.

     The Committee may condition the grant of Awards under the Plan upon the attainment of specified performance goals such as earnings per share, total shareholder return or return on capital employed, and may grant Awards in consideration of foregoing other Awards or items of compensation.


VI. TYPES OF AWARDS

     The  following  types of Awards may be granted under the terms of the Plan:
Options (including Incentive Stock Options and Nonstatutory Stock Options), Performance Shares, Dividend Units, rights to acquire Restricted Stock, stock bonuses and Stock Appreciation Rights. The Committee, in its sole discretion, shall determine the types of Awards that shall be granted to each Participant under the Plan.

     Options, Dividend Units, Performance Shares, rights to acquire Restricted Stock, stock bonuses and Stock Appreciation Rights granted to a Participant shall be communicated to the Participant at the time of grant. The actual number of Performance Shares earned shall be communicated to the Participant as soon as practicable after the end of a performance period.

     Subject to the provisions of the Plan, the Committee shall determine the key Employees and Non-Employee Board Members to whom, and the time or times at which, Awards shall be granted or awarded, the number of shares subject to each Award, the applicable vesting schedule for each Award, the Dividend Units or Performance Shares to be subject to each Award, the duration of each Award, the time or times within which Options or Stock Appreciation Rights may be exercised, the performance targets required to earn Performance Shares, the duration of the Dividend Units, and the other terms and conditions of Awards, pursuant to the terms of the Plan. The provisions and conditions of Awards need not be the same with respect to each Participant or with respect to each Award.


     Options. The Committee may grant Incentive Stock Options or Nonstatutory Stock Options to a Participant; provided that Incentive Stock Options may be granted only to Employees. The terms of Options granted pursuant to the Plan shall be set forth in an Option Agreement. Options granted pursuant to the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan or with applicable law, as the Committee in its sole discretion shall deem desirable.

         (a) The price per share of an Incentive Stock Option or of a Nonstatutory Stock Option shall not be less than the Fair Market Value of the Common Stock on the date of the grant. The price per share of an Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant.

         (b) Options may be exercised with cash, stock, or a combination of cash and stock, provided that if shares acquired pursuant to the exercise of an Option are used, such shares shall be held by the Participant for a period of at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) before their tender to exercise additional Option shares. In accordance with the rules and procedures established by the Committee for this purpose, the Option may also be exercised through a "cashless exercise" procedure approved by the Committee, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option exercise price and/or to satisfy withholding tax obligations related to the Option exercise.

         (c) No Option shall be for a term of more than ten (10) years from the date of the grant. No Incentive Stock Option granted to a Ten Percent shareholder shall be for a term of more than five (5) years from the date of grant.

         (d) No Option shall be transferable other than by will or by the laws of descent and distribution and during the lifetime of the Optionee, an Option shall be exercisable only by the Optionee and shall not be assignable or transferable. Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding Option, and that Option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee's death while holding such Option. Such beneficiary or beneficiaries shall take the transferred Option subject to all the terms and conditions of the applicable Option Agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee's death.

     Dividend Units. The Committee may grant Dividend Units to a Participant in the Plan. Dividend Units may be granted alone or in tandem with specified Awards for a duration to be specified by the Committee at the time of grant.

         (a) A Dividend Unit is the right to receive payments equal to the aggregate dividends payable on a share of Common Stock during the term of the Dividend Unit.

         (b) Dividend Units may be paid immediately or may be deferred and may be payable either in cash or in the form of shares of Common Stock, as specified by the Committee.

         (c) If Dividend Units are to be paid in the form of Common Stock, the number of shares into which cash dividend amounts are converted shall be based on the Fair

     Market Value of one share of Common Stock on the date of conversion, a prior date or an average of the Fair Market Value over some period of time, as the Committee shall specify.

     Performance   Shares. The   Committee   may  grant  Performance  Shares  to
Participants in the Plan.

         (a) At the time of the grant, the Committee shall determine:

             (1) the performance period;

             (2) the performance criteria which the Committee may use are: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, shareholder return and/or value (including economic value added or shareholder value added), stock price and working capital. Performance criteria may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance criteria measurements shall exclude gains or losses on operating asset sales or dispositions, asset write-downs, litigation or claim judgments or settlements, accruals for historic environmental obligations, effect of changes in tax law or rate on deferred tax liabilities, accruals for reorganization and restructuring programs, uninsured catastrophic property losses, the cumulative effect of changes in accounting principles, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Company's Annual Report on Form 10-K or annual report to shareholders for the applicable year.

         (b) At the end of the performance period, the Committee shall determine the level of performance versus the goal, and the portion of the Performance Shares, if any, which shall be payable to the Participants.

         (c) Shares earned shall be paid as soon as practicable following the end of the performance period.

         (d) Awards may be paid in cash or Common Stock, or any combination of or Common Stock in the sole discretion of the Committee.

     Rights to Acquire Restricted Stock. Each Restricted Stock Agreement shall be in the form and shall contain such terms and conditions as the Committee shall deem appropriate. Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Agreement need not be identical. Subject to the provisions of the Plan, the Committee shall have complete authority in its sole discretion to determine the persons to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares of Restricted Stock to be awarded, the price (if any) to be paid by the recipient of the Restricted Stock, the time or times within which such Awards may be subject to forfeiture, and all other terms and conditions of the Awards. The Committee may condition the grant of a Restricted Stock Award upon


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

the performance of Service, specified performance goals (such as earnings per share, total shareholder return or return on capital employed) or other such factors that the Committee may determine, in its sole discretion. Each Restricted Stock Agreement shall include (through incorporation by reference in the Restricted Stock Agreement of the provisions of the Plan or otherwise) the substance of each of the following provisions.

         (a) The purchase price (if any) of Restricted Stock Awards shall be not less than the amount required to be received by the Company in order to assure compliance with applicable state laws.

         (b) The purchase price (if any) of Restricted Stock shall be paid either in cash at the time of purchase or in any form of legal consideration including Services, that may be acceptable to the Committee.

         (c)  Shares  of  Restricted  Stock  awarded  under a  Restricted  Stock
     Agreement may, but need not, be subject to a vesting schedule to be determined by the Committee. Unless the Committee determines otherwise, no shares of Restricted Stock subject to a vesting schedule (or subject to performance goals) shall be issued under the Plan until such shares are vested and/or such performance goals have been met.

         (d) In the event a Participant's Service with the Company or an Affiliate terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Restricted Stock held by the Participant which have not vested as of the date of termination under the terms of the Restricted Stock Agreement.


         (e) Rights to acquire shares of Restricted Stock and Restricted Stock issued thereunder shall be transferable by the Participant only upon such terms and conditions as set forth in the Restricted Stock Agreement, as the Committee shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock Agreement remains subject to the terms of the Restricted Stock Agreement.

     Stock Bonus Awards. Each stock bonus agreement shall be in such form and shall contain such terms and be subject to such conditions as the Committee shall deem appropriate. The Committee may condition the grant of a stock bonus upon the performance of specified performance goals (such as earnings per share, total shareholder return or return on capital employed) or other such factors as the Committee may determine, in its sole discretion. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

         (a) Consideration. A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

         (b) Vesting. Shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a vesting schedule to be determined by the Committee. No shares awarded under a stock bonus which are subject to a vesting schedule (or subject to performance goals) shall be issued under the Plan until such shares are vested and/or such performance goals have been met.

         (c) Termination of Service. In the event a Participant's Service with the Company or an Affiliate terminates, the Company may reacquire any or all of the shares of Common Stock granted to the Participant pursuant to the stock bonus agreement which have not yet vested as of the date of the termination of Service under the terms of the stock bonus agreement.

         (d) Transferability. Rights to acquire shares of Common Stock under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, as long as Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

         (e) Stock Appreciation Rights. Stock Appreciation Rights may be granted alone or in tandem with other specified Awards. The terms of Stock
     Appreciation Rights granted pursuant to the Plan shall be set forth in a Stock Appreciation Rights Agreement or in an agreement governing a specified Award, if such Stock Appreciation Rights are granted in tandem with another Award. Stock Appreciation Rights granted pursuant to the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, or applicable law, as the Committee in its sole discretion shall deem desirable.

            (1) A Stock Appreciation Right entitles the Participant to receive a payment in cash or shares of Common Stock equal to the appreciation, if any, of one share of Common Stock of the Company between the grant date of such Stock Appreciation Right and the date of exercise of the Stock Appreciation Right. For these purposes, appreciation is defined as the difference between (a) the Fair Market Value of a share of Common Stock of the Company on the date of exercise of the Stock Appreciation Right and (b) the exercise price per Stock Appreciation Right (or accompanying Award).

            (2) A Stock Appreciation Right shall become exercisable during such times and subject to such conditions as shall be determined by the Committee, in its sole discretion; provided, however, that a Stock Appreciation Right shall expire no later than ten (10) years from the date of grant and must be exercised, if at all, on or before such date.

VII. SHARES RESERVED

     The total number of shares of Common Stock that may be issued or transferred under the Plan pursuant to Awards may not exceed three hundred thousand (300,000) shares, subject to adjustment as described in Section IX below.

     If any Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full or without the issuance of the full number of shares subject to the Award, the shares of Common Stock not issued under such Award shall revert to and again become available for issuance under the Plan, provided, however, that shares underlying a Stock Appreciation Right that is paid in cash shall not be available for subsequent issuance under the Plan.

     Common Stock may be issued from authorized but unissued shares or out of shares held in the Company's treasury, or both.

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

VIII. MISCELLANEOUS

     Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Optionee in any calendar year (under all plans of the Company and its parent and subsidiary corporations as defined in Section 424 of the Code) exceeds one hundred thousand dollars ($100,000), the Options or any portion thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

     Withholding. To the extent required by applicable federal, state, local or foreign law, the recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company for the satisfaction of any tax withholding obligations that may arise by reason of such payment or distribution. The Company shall not be required to make such payment or distribution until such obligations are satisfied. The Company shall have the right to withhold from any compensation paid to the Participant.

     In its sole discretion, the Committee may permit or require a Participant to satisfy all or part of the Participant's tax withholding obligations incident to an Award by having the Company withhold a portion of the shares that would be otherwise issued to the Participant. Such shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. The payment of withholding taxes by surrendering shares to the Company, if permitted by the Committee, shall be subject to such restrictions as the Committee may impose, including any restrictions required by the rules of the Securities and Exchange Commission.

IX. ADJUSTMENTS UPON CHANGES IN STOCK

     In the event of a stock split, stock dividend, or other subdivision or combination of the Common Stock, the number of shares of Common Stock authorized under the Plan and the share limitations on Awards to individuals shall be adjusted proportionately. Similarly, in any event aforementioned, there will be a proportionate adjustment in the number and exercise price of shares of Common Stock subject to unexercised Options, Performance Shares, Dividend Units, rights to acquire Restricted Stock, stock bonuses and Stock Appreciation Rights.

     The Committee may determine and set forth in each Award, either at the time of grant or by amendment thereafter, the effect, if any, that any change in beneficial ownership of stock, sale of stock or assets, merger, combination, spin-off, reorganization or other corporate transaction, or liquidation of the Company will have upon the term, exercisability and/or vesting of outstanding Awards. The effect may include acceleration in whole or in part of vesting and/or exercisability of Awards upon the occurrence of such an event or upon certain terminations of Service within a specified period following such an event. The grant of Awards under this Plan will in no way affect the right of the issuer of Common Stock to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

X. AMENDMENT OF THE PLAN AND AWARDS

     The Board may, at any time and from time to time, amend the Plan. However, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 422 of the Code. The Board may, in it sole discretion, submit any other amendments to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

     Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless the Participant holding such Award consents in writing to such amendment.

     The Committee may amend outstanding Awards, in its sole discretion; provided that except as permitted under Section IX(a), (i) no outstanding Award may be amended to lower the exercise price or may be canceled for the purpose of reissuing such Award to a Participant at a lower exercise price without the approval of the Company's shareholders and (ii) no such amendment shall impair the rights of the holder thereof unless he or she consents in writing to such amendment.

XI. TERMINATION OR SUSPENSION OF THE PLAN

     The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Awards may be granted under the Plan when the Plan is suspended or after the Plan is terminated.


XII. EFFECTIVE DATE OF PLAN

     The Plan became effective on March 6, 2002 and was approved by the shareholders on April 18, 2002.


XIII. CHOICE OF LAW

     The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.


                                      B-10